EXHIBIT 99
R.G. BARRY CORPORATION TRANSITION PERIOD PERFORMANCE ON TRACK
Footwear Marketer Expects 8-12% Earnings Growth For Fiscal 2007
PICKERINGTON, Ohio — September 19, 2006 — R.G. Barry Corporation (Amex:DFZ), the Dearfoams® company, today said its consolidated operating results for the second quarter and six-month 2006 transition period ended July 1, 2006, were in line with Company expectations and support its goal of earnings growth in the range of 8-to-12 percent for the 2007 fiscal year ending June 30, 2007 versus its 2005 fiscal year ended December 31, 2005.
As the result of changing its fiscal year-end to the Saturday closest to June 30 from the Saturday closest to December 31, the Company is today reporting results for the second quarter and six-month 2006 transition period. The Company’s 2007 fiscal year began July 2, 2006.
Operating Results
For the six-month transition period and the second quarter, the Company reported:
•	Six-month net sales of $32.9 million, down approximately 1.0 percent from net sales of $33.2 million in the first six months of 2005; and quarterly net sales of $15.7 million versus net sales of $16.2 million in the comparable period of 2005. Previously, the Company had said it expected net sales through the first six months of 2006 would be down about 3.0 percent versus the prior year as a result of two significant events: an on-hand inventory reduction program by its largest customer; and the transition by a large department store customer to a private label slipper program.

Additionally, the comparative net sales results for the second quarter and first half of 2005 included non-recurring favorable adjustments of approximately $1.1 million related to sales promotions, incentives and returns. The net benefit of these adjustments in gross profit for the second quarter and first half 2005 was approximately $886,000.

•	The Company’s net loss for the six months was approximately $4.2 million, or $0.42 cents net loss per basic and diluted share, versus a net loss of $1.0 million, or $0.10 cents net loss per basic and diluted share, for the first six months of 2005; and a quarterly net loss of $4.1 million, or $0.41 cents net loss per basic and diluted share, compared to a net loss in the second quarter of 2005 of $113,000, or $0.01 cent per basic and diluted share.

The 2006 restructuring charges of $2.6 million principally relate to the settlement of the long-term lease obligation on the Company’s former Nuevo Laredo, Mexico, distribution center, which was closed in 2004 as part of the Company’s move to its current operating model; and severance costs related to a realignment of certain corporate assets during the second quarter of 2006 to better support the Company’s planned strategic growth initiatives.

•	Gross profit as a percent of net sales for the 2006 transition period was 39.1 percent versus 41.2 percent reported in the first six months of 2005; and gross profit as a percent of net sales in the second quarter of 2006 was at 38.9 percent versus 42.2 percent in the second quarter of 2005. Nearly all of the change in 2006 transition period gross profit versus the first six months of 2005 is related to the previously mentioned non-recurring reversal of sales promotions, incentives and returns in the first half of 2005.

•	Selling, general and administrative expenses were relatively flat for the six months at $14.5 million versus $14.2 million in the first six months of 2005; and quarterly SG&A expenses increased from $6.8 million in the second quarter of 2005 to $7.6 million.
Management Comments
“Our overall performance during the transition period was very much in line with our expectations and has positioned the company for healthy, profitable growth in 2007 and beyond,” said Greg Tunney, President and Chief Executive Officer.
“With the settlement of the lease on our former Nuevo Laredo, Mexico, distribution center, we have written the final chapter in the story of R.G. Barry’s successful turnaround. Our story now will be one of seeking out and executing profitable growth strategies. We see potential for this growth in our current channels of distribution, in footwear and related channels that we currently do not serve, and in various new product and licensing opportunities. Some initiatives already are in play and helped us during the first six months of 2006 to offset some negative impact from our largest customer’s inventory reduction program and the transition by a large department store customer to a private label slipper program.
“We also expect to benefit from our recent change in fiscal year. It better aligns our planning and reporting cycles with the seasonal nature of our core business. The change should also benefit investors by giving them earlier and increased visibility related to our annual performance.
2007 Revenue & Earnings Guidance
“Based upon our open order position and our planned growth initiatives, we currently are forecasting an increase in net sales for fiscal year 2007 in the range of 5 to 7 percent over our 2005 fiscal year; and an increase in net earnings for fiscal year 2007 in the range of 8 to 12 percent, versus fiscal year 2005,” Mr. Tunney said.
“We are comfortable with these annual estimates today. They are, however, forecasts. The seasonal nature of our business and the overall volatility of the retail world, especially during the critical holiday selling season, could have significant impact on our results. We should have much greater visibility regarding our fiscal year 2007 performance when we report our second quarter results.”
Conference Call/Webcast
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 1:00 p.m. EDT today. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. The conference call is available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen via the Internet, go to <http://www.rgbarry.com/> at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software.
Replays of the call will be available approximately 1-hour after its completion. The audio replay can be accessed through September 26, 2006, by calling (800) 642-1687 or (706) 645-9291 and using access code 4850250; or for 30 days by visiting the Company’s Web site at <http://www.rgbarry.com/>. A written transcript of the call will be available for 12 months at the Company’s Web site under the “Investors/News Release” section.
About R.G. Barry Corporation
R.G. Barry Corporation’s Dearfoams® brand is the best-known name in the accessories footwear category. The Company’s footwear is sold throughout North America under a variety of brand names in traditional, promotional and national chain department stores, discount stores, warehouse clubs, specialty retailers, catalogs and the Internet. R.G. Barry Corporation also is the licensee for Liz Claiborne®, Claiborne® and LizWear® slippers. To learn more about the Dearfoams® company, visit our Websites at <http://www.rgbarry.com/> and <http://www.dearfoams.com/>.
Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain statements in this news release, which are not historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. These forward-looking statements include forecasts regarding our expected financial results for our 2007 fiscal year. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to our actual results differing materially from our current forecasts include, but are not limited to, the following: the strength of the retail market, especially during the upcoming 2006 year-end holiday selling season; our receipt of shipments from our third-party manufacturers in China on a timely basis; our ability to distribute to our customers on a timely basis goods held in distribution centers, including both our own distribution center and third-party distribution centers; returns, customer concessions and promotion costs in connection with the holiday selling season that are materially higher than what we currently plan; unfavorable changes in foreign exchange rates, particularly China’s exchange rate; and resolution of our ongoing dispute with the Internal Revenue Service on terms unfavorable to the Company. Other factors of a more general nature that could impact our financial performance and cause results to differ materially from those forecasted or estimated include, our ability to source our products from outside North America without incurring substantial unplanned costs and without negatively impacting delivery times or product quality; the continued demand for our products by the Company’s customers; our ability to comply with the various terms and covenants of our asset-based lending facility with The CIT Group/Commercial Services Inc.; our ability to maintain our inventory levels in accordance with our plans; the unexpected loss of key management or one or more of our key customers or an unexpected reduction in business from one of our key customers; and the impact of competition on the Company’s market share. Other risks to our business are detailed in previous press releases, shareholder communications and Securities Exchange Act of 1934 filings, including those included in the disclosure in “Item 1A – Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Except as required by applicable law, we do not undertake to update the forward-looking statements contined in this news release to reflect new information that becomes available after the date hereof.

Contact:	Daniel Viren, Sr. VP Finance/CFO	614.864.6400
	Roy Youst, Dir. Corp. Comm/IR	614.729.7275
—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	(unaudited)		(unaudited)
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net sales	$15,723	$16,219	$32,883	$33,209
Cost of Sales	9,613	9,381	20,018	19,543

Gross profit	6,110	6,838	12,865	13,666

Gross profit (as percent of sales)	38.9%	42.2%	39.1%	41.2%

Restructuring and asset impairment charges	2,515	108	2,556	349
Selling, general and administrative expense	7,612	6,792	14,466	14,192

Operating loss	(4,017)	(62)	(4,157)	(875)

Other income	6	45	130	90
Interest expense, net	(71)	(155)	(138)	(240)

Loss before income tax and minority interest	(4,082)	(172)	(4,165)	(1,025)

Income tax expense	(6)	(9)	(34)	(57)

Loss from continuing operations	(4,088)	(181)	(4,199)	(1,082)

Earnings from discontinued operations	—	68	—	68

Net loss	$(4,088)	$(113)	$(4,199)	$(1,014)

Loss per common share before discontinued operations, basic and diluted	$(0.41)	$(0.02)	$(0.42)	$(0.11)

Earnings per common share from discontinued operations, basic and diluted	$—	$0.01	$—	$0.01

Net loss per common share-basic and diluted	$(0.41)	$(0.01)	$(0.42)	$(0.10)

Average number of shares	9,961	9,842	9,961	9,839

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)
(unaudited)

	July 1, 2006	July 2, 2005	January 1, 2005
ASSETS
Cash	$988	$1,029	$958
Accounts Receivable, net	6,683	5,234	10,141
Inventory	25,977	22,965	20,192
Prepaid expenses and other current assets	1,161	1,663	1,935

Total current assets	34,809	30,891	33,226

Net property, plant and equipment	2,419	2,542	2,718

Other assets	3,216	3,296	3,148

Total Assets	$40,444	$36,729	$39,092

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	2,595	7,386	6,622
Accounts payable	9,085	6,378	5,200
Other current liabilities	7,136	4,021	6,387
Long-term debt	439	294	479
Accrued retirement costs and other	12,193	14,750	15,426
Shareholders’ equity, net	8,996	3,900	4,978

Total liabilities & shareholders’ equity	$40,444	$36,729	$39,092